Optelecom-NKF, Inc. Names Cathy Mizell CFO

GERMANTOWN, Md., Aug. 27 /PRNewswire-FirstCall/ -- Optelecom-NKF, Inc. (Nasdaq: OPTC), manufacturer of market leading Siqura® advanced video surveillance solutions, has named Cathy Mizell its Vice President and Chief Financial Officer. Mizell, 61, a five year veteran of Optelecom-NKF, has a proven track record as a senior financial manager.

"I am extremely pleased to introduce Cathy Mizell as our new CFO," said Dave Patterson, the Company's President and CEO. "Cathy's experience and depth of knowledge of our Company as our Global Controller will speed her transition into the CFO role. She brings significant experience as a senior financial manager with several companies prior to joining Optelecom-NKF."

Ms. Mizell previously served as the Company's Global Controller, and earlier as its Controller. Prior to joining Optelecom-NKF, Ms. Mizell served as Director of Finance and Administration for SuperArray Bioscience Corporation. She also has served as Finance Manager of PANBIO, Inc., Assistant Controller of CODEON Corporation, Senior Accountant of MedImmune, Inc. and Senior Accountant at Arthur Andersen, LLP. Ms. Mizell is a graduate of Mount Saint Mary's College.

About Optelecom-NKF

Optelecom-NKF, Inc. (Nasdaq: OPTC), manufacturer of Siqura® advanced video surveillance solutions, provides a full range of network products based on an open technology platform that simplifies integration and installation. Our Siqura® solutions offer a perfect blend of ease of use and processing power, enabling end users to optimize the effectiveness of their surveillance systems while reducing the total cost of ownership. All products and solutions are developed and tested for professional and missioncritical applications, such as at highway departments, airports, seaports, casinos, public transport authorities, hospitals, city centers, shopping centers, military bases, and corporate and government campuses. Founded in 1972, Optelecom-NKF is committed to providing its customers with expert technical advice and support.

Investor inquiries should be directed to Mr. Rick Alpert at 301-948-7872.

For more information please visit our website: www.optelecom-nkf.com

CONTACT: Investor inquiries: Mr. Rick Alpert, +1-301-948-7872, or Press inquiries: Kate Huber, khuber@optelecom-nkf.com, +1-301-444-2294 (for North and Latin America) or +31-182-592-215 (for Europe, Middle East, Africa, and Asia